EXHIBIT 16.1

December 11, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sanmina Corporation (the “Company”) and, under the date of November 19, 2015, we reported on the consolidated financial statements of Sanmina Corporation and subsidiaries as of and for the years ended October 3, 2015 and September 27, 2014, and the effectiveness of internal control over financial reporting as of October 3, 2015.  On December 7, 2015, we were dismissed.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 7, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements regarding:  1) the process to review the appointment of the Company’s independent registered public accounting firm; 2) that the audit committee engaged PricewaterhouseCoopers LLP as the Company’s new independent registered public accounting firm; and 3) that PricewaterhouseCoopers LLP was not consulted with respect to the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any written report or oral advice provided to the Company by PricewaterhouseCoopers LLP, or any matter that was subject to a “disagreement” or “reportable event.”

Very truly yours,

/s/ KPMG LLP